As filed with the Securities and Exchange Commission on January 28, 2004

Registration No. 333-109320

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMERICAN VANGUARD CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	2870	95-2588080
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4695 MACARTHUR COURT

SUITE 1250

NEWPORT BEACH, CALIFORNIA 92660

(949) 260-1200

(Address, including zip code, and telephone number, including area code, of registrant’s executive offices)

ERIC G. WINTEMUTE

PRESIDENT AND CHIEF EXECUTIVE OFFICER

AMERICAN VANGUARD CORPORATION

4695 MACARTHUR COURT, SUITE 1250

NEWPORT BEACH, CALIFORNIA 92660

(949) 260-1200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

JOHN B. MILES, ESQ.

MCDERMOTT, WILL & EMERY

18191 VON KARMAN AVENUE, SUITE 400

IRVINE, CALIFORNIA 92612-0187

(949) 851-0633

Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of this registration statement as the selling stockholders may determine.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

Information contained in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities pursuant to this prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 28, 2004

PROSPECTUS

AMERICAN VANGUARD CORPORATION

264,125 Shares of

COMMON STOCK

The selling stockholders identified in this prospectus (which term as used herein includes their pledges, donees, transferees or other successors-in interest) may offer and sell from time to time an aggregate of up to 264,125 shares of our common stock. Each selling stockholder may sell the stock on terms to be determined at the time of sale.

We will not receive any proceeds from this offering.

Our common stock is quoted on the American Stock Exchange under the symbol “AVD.” On January 20, 2004, the closing sale price of our common stock on the American Stock Exchange was $38.98 per share. You are urged to obtain current market quotations for our common stock.

Investing in our common stock involves a high degree of risk. See “ Risk Factors” beginning on page 3 to read about certain factors you should consider before buying our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                           , 2004

SUMMARY

Because this is a summary, it does not contain all of the information about us that may be important to you. You should read the entire prospectus, and the more detailed information and the financial statements and related notes which are incorporated by reference in this prospectus. The terms “Company,” “our,” “us,” and “we” refer to American Vanguard Corporation and its subsidiaries, except where it is clear that the information relates only to American Vanguard Corporation.

We are a holding company that conducts its business through its subsidiaries: AMVAC Chemical Corporation (“AMVAC”), GemChem, Inc., 2110 Davie Corporation, AMVAC Chemical UK Ltd., Quimica AMVAC De Mexico S.A. de C.V., and Environmental Mediation, Inc.

AMVAC

AMVAC is the Company’s principal operating subsidiary and is a specialty chemical manufacturer that develops and markets products for agricultural and commercial uses. It manufactures and formulates chemicals for crops, human and animal health protection. These chemicals, including insecticides, fungicides, molluscicides, growth regulators and soil fumigants, are marketed in liquid, powder and granular forms. AMVAC primarily manufactures, distributes and formulates its own proprietary products, or custom manufactures or formulates products for others.

AMVAC has attempted to position itself in smaller niche markets which have been or are being abandoned by larger chemical companies. In doing so, AMVAC has acquired certain product lines, including related environmental regulatory registration rights, manufacturing and process technology, trademarks and all product-related intellectual property, and has obtained certain exclusive rights to other product lines.

AMVAC Chemical UK Ltd.

AMVAC UK develops product registration and distributor networks for product lines throughout Europe.

Quimica AMVAC De Mexico S.A. de C.V.

AMVAC Mexico markets chemical products for agricultural and commercial uses in Mexico and related areas.

GemChem, Inc.

GemChem is a national chemical distributor. GemChem purchases key raw materials and sells into the pharmaceutical, cosmetic and nutritional markets.

2110 Davie Corporation

Davie Corporation currently owns real estate for corporate use only.

Environmental Mediation, Inc.

EMI is an environmental consulting firm.

You can contact us by mail or telephone at:

American Vanguard Corporation

4695 MacArthur Court, Suite 1250

Newport Beach, California 92660

(949) 260-1200

Attn: Chief Financial Officer

RISK FACTORS

An investment in our common stock is highly speculative and subject to a high degree of risk. Only those who can bear the risk of the entire loss of their investment should participate. You should carefully consider the following risk factors in addition to the other information contained and incorporated by reference in this prospectus before purchasing our common stock.

Our business may be adversely affected by cyclical and seasonal effects.

The chemical industry in general is cyclical and demands for our products tend to be slightly seasonal. Seasonal usage follows varying agricultural seasonal patterns, weather conditions and weather related pressure from pests, and customer marketing programs and requirements. Weather patterns can have an impact on our operations. The end user of some of our products may, because of weather patterns, delay or intermittently disrupt field work during the planting season which may result in a reduction of the use of some of our products and therefore may reduce our revenues and profitability. There can be no assurance that we will adequately address any adverse seasonal effects.

The industry in which we do business is extremely competitive and our business may suffer if we are unable to compete effectively.

Generally, the treatment against pests of any kind is broad in scope, there being more than one way or one product for treatment, eradication, or suppression. We face competition from many domestic and foreign manufacturers, marketers and distributors participating in our marketplace. Competition in our marketplace is based primarily on efficacy, price, safety and ease of application. Many of our competitors are larger and have substantially greater financial and technical resources. Our ability to compete depends on our ability to develop additional applications for our current products, and to expand our product lines and customer base. We compete principally on the basis of the quality of our products, and the technical service and support given to our customers. There can be no assurance that we will compete successfully with our existing competitors or with any new competitors.

If we are unable successfully to position ourselves in smaller niche markets, our business may be materially adversely affected.

We have attempted to position ourselves in smaller niche markets that have been or are being abandoned by larger chemical companies. These types of markets tend not to attract larger chemical companies due to the smaller volume demand, and larger chemical companies have been divesting themselves of products that fall into such niches. These smaller niche markets require significant and intensive management input and ongoing product research and are near product maturity. There can be no assurance that we will be successful in these smaller niche markets or, if we are successful in one or more niche markets, that we will continue to be successful in such niche markets.

The manufacture and sale of our products are subject to prior governmental approvals and thereafter ongoing governmental regulation.

Our products are subject to laws administered by federal, state and foreign governments, including regulations requiring registration, approval and labeling of our products. The labeling requirements restrict the use of and type of application for our products. More stringent restrictions could make our products less desirable which would adversely affect our revenues and profitability. Substantially all of our products are subject to U.S. Environmental Protection Agency (“EPA”) registration and re-registration requirements, and are conditionally registered in accordance with the Federal Insecticide, Fungicide and Rodenticide Act (“FIFRA”). Such registration requirements are based, among other things, on data demonstrating that the product will not cause unreasonable adverse effects on human health or the environment when used according to approved label directions. All states where any of our products are used also require registration before they can be marketed or used in that state. Governmental regulatory authorities have required, and may require in the future, that certain scientific data requirements be performed on our products. We, on our behalf and in joint efforts with other registrants, have and are currently furnishing certain required data relative to our products. Under FIFRA, the federal government requires registrants to submit a wide range of scientific data to support U.S. registrations. This requirement has significantly increased our operating expenses in such areas as testing and the production of new products. We expect such increases to continue in the future. Because scientific analyses are constantly improving, it cannot be determined with certainty whether or not new or additional tests may be required by regulatory authorities. Responding to such requirements may cause delays in the sales of our products which delays would adversely affect our profitability. While FIFRA Good Laboratory Practice standards specify the minimum practices and procedures which must be followed in order to ensure the quality and integrity of data related to these tests submitted to the EPA, there can be no assurance the EPA will not request certain tests or studies be repeated. In addition, more stringent legislation or requirements may be imposed in the future. We can provide no assurance that any testing approvals or registrations will be granted on a timely basis, if at all, or that our resources will be adequate to meet the costs of regulatory compliance.

We may be subject to environmental liabilities.

The Company, its facilities and its products are subject to numerous federal and state laws and governmental regulations concerning environmental matters and employee health and safety. We continually adapt our manufacturing process to the environmental control standards of the various regulatory agencies. The EPA and other federal and state agencies have the authority to promulgate regulations that could have a significant impact on our operations. We expend substantial funds to minimize the discharge of materials in the environment and to comply with governmental regulations relating to protection of the environment. Federal and state authorities may seek fines and penalties for violation of the various laws and governmental regulations, and could, among other things, impose liability on us for cleaning up the damage resulting from release of pesticides and other agents into the environment.

Our use of hazardous materials exposes us to potential liabilities.

Our development and manufacturing of chemical products involve the controlled use of hazardous materials. While we continually adapt our manufacturing process to the environmental control standards of regulatory authorities, we cannot completely eliminate the risk of accidental contamination or injury from hazardous or regulated materials. In the event of such contamination or injury, we may be held liable for significant damages or fines. In the event that such damages or fines are assessed, it could have a material adverse effect on our business and operating results.

Our business may give rise to product liability claims not covered by insurance or indemnity agreements.

Our manufacturing, marketing, distribution and use of chemical products involve substantial risk of product liability claims. A successful product liability claim which is not insured may require us to pay substantial amounts of damages. In the event that such damages are paid, it could have a material adverse effect on our business and operating results.

Adverse results in pending legal and regulatory proceedings could have adverse effects on our business.

We are currently involved in certain legal and regulatory proceedings, as described in our Annual Report on Form 10-K for the year ended December 31, 2002, incorporated by reference herein. We have and will continue to expend resources and incur expenses in connection with these proceedings. There can be no assurance that we will be successful in these proceedings. An adverse determination in one or more of these proceedings could subject us to significant liabilities, which could have a material adverse effect on our business and operating results.

Our future success will depend on our ability to develop additional applications for our products, and to expand our product lines and customer base.

We have grown primarily by a strategy of acquiring mature product lines from larger competitors and expanding sales of these products based on new applications and new users. Our success will depend in part on our ability to develop additional applications for our products, and to expand our product lines and customer base in a highly competitive market. There can be no assurance that we will be successful in adequately addressing these development needs on a timely basis or that, if these developments are addressed, we will be successful in the marketplace. In addition, there can be no assurance that products or technologies (e.g., genetic engineering) developed by others will not render our products noncompetitive or obsolete which would have a material adverse effect on our business and operating results. Many of the mature product lines we have acquired from larger competitors were divested as a result of a merger involving such larger competitor.

We face risks related to acquisitions of product lines.

We have expanded and intend to continue to expand our operations through the acquisition of additional product lines from these larger competitors. There can be no assurance that we will be able to identify, acquire or profitably manage additional product lines, or successfully integrate any acquired product lines without substantial expenses, delays or other operational or financial problems. There is an increasing trend in selling mature product lines through a competitive bid process. As a result we may not be the successful bidder for a desirable product or if successful, we may pay a higher price for such product than if there was no competitive bid process. Further, acquisitions may involve a number of special risks or effects, including diversion of management’s attention, failure to retain key acquired personnel, unanticipated events or circumstances, minimum purchase quantities, legal liabilities and amortization of acquired intangible assets and other one-time or ongoing acquisition related expenses. Some or all of these special risks or effects could have a material adverse effect on our business and operating results. Client satisfaction or performance problems associated with a product line could have a material adverse impact on our reputation. In addition, there can be no assurance that acquired product lines, if any, will achieve anticipated revenues and earnings.

We rely on intellectual property which we may be unable to protect, or we may be found to infringe the rights of others.

Our proprietary product formulations are protected, to the extent possible, as trade secrets and, to a lesser extent, by patents and trademarks. Most of the mature products that we have acquired which were patented are currently “off patent” because the patent has expired. We can provide no assurance that the way we protect our proprietary rights will be adequate or that our competitors will not independently develop similar or competing products.

Further, we can provide no assurance that we are not infringing other parties’ rights. Any claims could require us to spend significant sums in litigation, pay damages, develop non-infringing intellectual property or acquire licenses to the intellectual property which is the subject of asserted infringement.

We rely on key executives in large part for our success.

Our success is highly dependent upon the efforts and abilities of our executive officers, particularly Eric G. Wintemute, our President and Chief Executive Officer. Although Mr. Wintemute has entered into an employment agreement with the Company, this does not guarantee that he will continue his employment. The loss of the services of Mr. Wintemute or other executive officers could have a material adverse effect upon our business and operating results.

Concentration of ownership among our existing Co-Chairmen of the Board of Directors may prevent new investors from influencing significant corporate decisions.

As of January 19, 2004, Herbert A. Kraft and Glenn A. Wintemute, our Co-Chairmen of the Board of Directors, beneficially owned approximately 17% and 12%, respectively, of our common stock. These stockholders as a group will be able to influence substantially our Board of Directors and thus our management and affairs. If acting together, they would be able to influence most matters requiring the approval by our stockholders, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets and any other significant corporate transaction. The concentration of ownership may also delay or prevent a change in control if opposed by these stockholders irrespective of whether the proposed transaction is at a premium price or otherwise beneficial to our stockholders as a whole.

Our stock price may be volatile and your investment in our stock could decline in value.

The market prices for securities of companies in our industry have been highly volatile and may continue to be highly volatile in the future. Often this volatility is unrelated to operating performance of a company.

This prospectus and the documents it incorporates by reference contain forward-looking statements. Forward-looking statements relate to future periods and include descriptions of our plans, objectives, and underlying assumptions for future operations, our market opportunities, our acquisition opportunities, and our ability to compete. Generally, “may,” “could,” “will,” “would,” “expect,” “believe,” “estimate,” “anticipate,” “intend,” “continue” and similar words identify forward-looking statements. Forward-looking statements are based on our current expectations and are subject to risks and uncertainties that can cause actual results to differ materially. For information on these risks and uncertainties, see the “Risk Factors” beginning on page 3. We urge you to consider these factors carefully in evaluating the forward-looking statements contained in this prospectus. Forward-looking statements are made only as of the date of this prospectus.

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of the common stock offered by this prospectus. We will not receive any proceeds from the sale of our common stock by the selling stockholders pursuant to this prospectus. The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, or tax services or any other expenses incurred by the selling stockholders in disposing of the shares of common stock. We will bear substantially all other costs, fees and expenses incurred in effecting the registration of the shares of common stock covered by this prospectus.

THE SELLING STOCKHOLDERS

The following table sets forth certain information regarding the selling stockholders, including:

•	the name of each selling stockholder,

•	the beneficial ownership of common stock of each selling stockholder as of January 19, 2004,

•	the maximum number of shares of common stock offered by each selling stockholder, and

•	the beneficial ownership of common stock of each selling stockholder if the maximum number of shares of common stock offered by such selling stockholder is sold.

The information presented is based on data furnished to us by the selling stockholders.

The number of shares that may be actually sold by each selling stockholder will be determined by such selling stockholder. Because each selling stockholder may sell all, some or none of the shares of common stock that it owns, no estimate can be given as to the number of shares of common stock that will be owned by the selling stockholders upon termination of the offering.

Pursuant to Rule 416 of the Securities Act of 1933, the selling stockholders may also offer and sell additional shares of common stock issued as a result of stock splits, stock dividends and anti-dilution provisions.

	Shares Beneficially Owned Prior to Offering		Shares Being Offered	Shares Beneficially Owned After Offering(1)
Selling Stockholder	Number	Percent(2)		Number	Percent(2)
Wintemute Living Trust u/t/a 5/24/01(3)	753,677	12.6%	100,000	653,677	11%
The Kraft Family Trust u/t/a 11/9/89(4)	1,011,645	17.0%	125,000	886,645	14.9%
Bonita Kraft(5)	72,218	1.2%	12,500	59,718	1%
Arlene Kraft(5)	63,198	1.1%	5,000	58,198	*
The Kraft Trust u/t/a 5/11/00(6)	45,731	*	6,000	39,731	*
Vicki Kraft(5)	37,572	*	10,000	27,572	*
Jay R. Harris(7)	314,076	5.3%	5,625	308,451	5.2%

(1)	Assumes that the selling stockholders will sell the maximum number of shares of common stock offered by each selling stockholder.

(2)	The percentage calculation is based on the Company having 5,958,487 shares of common stock outstanding as of November 11, 2003.

(3)	Glenn A. Wintemute is a trustee of the Wintemute Living Trust. Mr. Wintemute has served as Co-Chairman of the Board of Directors of the Company since July 1994. He is also the father of Eric Wintemute, the Company’s current President and Chief Executive Officer. Shares shown as beneficially owned by this selling stockholder includes exercisable options of Mr. Wintemute for 4,839 shares of common stock and 73,239 shares of common stock owned by Mr. Wintemute’s children for whom he is a trustee and for which he disclaims beneficial ownership.

(4)	Herbert A. Kraft is co-trustee of The Kraft Family Trust. Mr. Kraft has served as Co-Chairman of the Board of Directors of the Company since July 1994. Shares shown as beneficially owned by this selling stockholder includes exercisable options of Mr. Kraft for 4,839 shares of common stock and 3,459 shares of common stock held in an individual retirement account by Mr. Kraft.

(5)	This selling stockholder is a family relative of Herbert A. Kraft.

(6)	James Kraft, trustee of The Kraft Trust, is a family relative of Herbert A. Kraft. Shares shown as beneficially owned by this selling stockholder includes 2,178 shares of common stock held by James Kraft in a 401k account.

(7)	Jay R. Harris is one of the selling stockholders and has served as a member of the Board of Directors of the Company since March 2000. Mr. Harris is a principal in Goldsmith & Harris Incorporated, which may act as a broker or selling agent for one or more of the selling stockholders in connection with the sale of some or all of the shares in this offering. Shares shown as beneficially owned by this selling stockholder includes exercisable options for 2,420 shares of common stock.

*	Ownership is less than 1%.

PLAN OF DISTRIBUTION

The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. Sales of the shares being sold by the selling stockholders are for the selling stockholders’ own accounts. We will not receive any proceeds from the sale of the shares offered hereby. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

The selling stockholders have advised us of the following:

•	The shares may be sold by the selling stockholders or their respective pledgees, donees, transferees or successors in interest on the American Stock Exchange, in sales occurring in the public market of such market quotation system, in privately negotiated transactions, through the writing of options on shares, short sales, or in a combination of such transactions.

•	Each sale may be made either at market prices prevailing at the time of such sale or at negotiated prices.

•	Some or all of the shares may be sold through brokers, dealers, underwriters, or agents acting on behalf of the selling stockholders or to dealers for resale by such dealers.

•	In connection with such sales, such brokers, dealers, underwriters or agents may receive compensation in the form of discounts and commissions from the selling stockholders and may receive commissions from the purchasers of shares for whom they act as broker or agent (which discounts and commissions may be less than or exceed those customary in the types of transactions involved). Any broker, dealer or agent participating in any such sale may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933 and will be required to deliver a copy of this prospectus to any person who purchases any common stock from or through such broker, dealer, agent or underwriter.

•	Jay R. Harris is one of the selling stockholders and a member of the Board of Directors of the Company. Mr. Harris is a principal in Goldsmith & Harris Incorporated, which may act as a broker or selling agent for one or more of the selling stockholders in connection with the sale of some or all of the shares in this offering. In the event that Goldsmith & Harris Incorporated acts as a broker or selling agent on behalf of one or more of the selling stockholders, Goldsmith & Harris Incorporated will charge a commission and receive as compensation an amount equal to 1.25% of the selling price of the shares for the applicable selling stockholders.

In offering the common stock covered hereby, the selling stockholders and any broker-dealers and any other participating broker-dealers who execute sales for the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales, and any profits realized by the selling stockholders and the compensation of such broker-dealer may be deemed to be underwriting discounts and commissions. In addition, any common stock covered by this prospectus which qualifies for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

In order to comply with certain states’ securities laws, if applicable, the common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the common stock may not be sold unless the common stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

Under applicable rules and regulations under Regulation M under the Securities Exchange Act of 1934, any person engaged in the distribution of our common stock may not simultaneously engage in market making activities, subject to certain exceptions, with respect to our common stock for a specified period set forth in Regulation M prior to the commencement of such distribution and until its completion. In addition and without limiting the foregoing, each selling stockholder will be subject to the applicable provisions of the Securities Act of 1933 and Securities Exchange Act of 1934 and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. The foregoing may affect the marketability of our common stock.

If necessary, the specific shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

We will pay substantially all of the expenses incurred by the selling stockholders and us incident to the offering and sale of the shares of common stock under this prospectus, excluding any underwriting discounts or commissions.

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we have filed with the Securities and Exchange Commission (“SEC”) using a “shelf registration” process. You should read both this prospectus and any supplement together with additional information described under “Where You Can Find More Information.”

You should rely only on the information provided or incorporated by reference in this prospectus or any supplement. We have not authorized anyone else to provide you with additional or different information. Our common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of such documents.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC’s public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our filings with the SEC are also available to the public on the SEC’s Internet web site at http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC later will automatically update and supersede this information. The following documents filed by us and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until the selling stockholders sell all of the common stock offered hereby, are incorporated by reference in this Prospectus:

(i)	Our Annual Report on Form 10-K for the year ended December 31, 2002, as amended on January 28, 2004;

(ii)	Our Quarterly Reports on Form 10-Q for the periods ended June 30, 2003 and September 30, 2003, as each have been amended on January 27, 2004, and for the period ended March 31, 2003, as amended on January 28, 2004;

(iii)	Our Interim Reports on Form 8-K filed on January 23, 2004, December 24, 2003, November 25, 2003, September 16, 2003, August 25, 2003, and February 12, 2003; and

(iv)	Our Registration Statement on Form 8-A with respect to our common stock.

You	may request a copy of these filings, at no cost, by writing or telephoning us at:

American Vanguard Corporation

4695 MacArthur Court, Suite 1250

Newport Beach, California 92660

(949) 260-1200

Attention: Chief Financial Officer

EXPERTS

The financial statements and schedules incorporated by reference in this prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following are the estimated expenses (other than the SEC registration fee) of the issuance and distribution of the securities being registered, all of which will be paid by the Company.

SEC registration fee	$535
Fees and expenses of counsel	10,000
Fees and expenses of accountants	5,000
Miscellaneous	5,000
Total	$20,535

Item 15.	Indemnification of Directors and Officers.

Under Delaware law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action (other than an action by or in the right of the corporation) by reason of his service as a director or officer of the corporation, or his service, at the corporation’s request, as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees) that are actually and reasonably incurred by him, and judgments, fines and amounts paid in settlement that are actually and reasonably incurred by him, in connection with the defense or settlement of such action (collectively, “Expenses”), provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. Although Delaware law permits a corporation to indemnify any person referred to above against Expenses in connection with the defense or settlement of an action by or in the right of the corporation, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, if such person has been judged liable to the corporation, indemnification is only permitted to the extent that the Court of Chancery (or the court in which the action was brought) determines that, despite the adjudication of liability, such person is entitled to indemnity for such Expenses as the court deems proper. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made (i) by a majority vote of a quorum of disinterested members of the board of directors, or (ii) by independent legal counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct, or (iii) by the stockholders. The General Corporation Law of the State of Delaware also provides for mandatory indemnification of any director, officer, employee or agent against Expenses to the extent such person has been successful in any proceeding covered by the statute. In addition, the General Corporation Law of the State of Delaware provides the general authorization of advancement of a director’s or officer’s litigation expenses in lieu of requiring the authorization of such advancement by the board of directors in specific cases, and that indemnification and advancement of expenses provided by the statute shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement or otherwise.

The Company’s Certificate of Incorporation and Bylaws, each as amended, provide for indemnification of the Company’s directors, officers, employees and other agents to the fullest extent not prohibited by the Delaware law. Each of the Company’s directors is also a party to a written indemnification agreement with the Company.

The Company maintains liability insurance for the benefit of its directors and officers.

Item 16.	Exhibits

Exhibit Number	Description

5.1	Opinion of McDermott, Will & Emery regarding legality

23.1	Consent of Independent Certified Public Accountants

23.2	Consent of McDermott, Will & Emery (included in Exhibit 5.1)

24.1*	Power of Attorney

*	Previously filed

Item 17.	Undertakings.

(1)	The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(b)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officer and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement, or amendment thereto, to be signed on its behalf by the undersigned, thereunto duly authorized, in Newport Beach, California on January 28, 2004.

AMERICAN VANGUARD CORPORATION

By:	/s/ JAMES A. BARRY

James A. Barry, Senior Vice President, Chief Financial Officer, Secretary/Treasurer and Director

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons or their attorneys-in-fact in the capacities and as of the dates indicated.

Signature	Title

* Eric G. Wintemute	President, Chief Executive Officer and Director (Principal Executive Officer)

* James A. Barry	Senior Vice President, Chief Financial Officer, Secretary/Treasurer and Director (Principal Financial and Accounting Officer)

* Herbert A. Kraft	Co-Chairman

* Glenn A. Wintemute	Co-Chairman

* John B. Miles	Director

* Carl R. Soderlind	Director

* Jay R. Harris	Director

* Irving J. Thau	Director

*By:	/s/ JAMES A. BARRY

James A. Barry as Attorney-in-Fact